EXHIBIT 1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF CONNECTICUT
BRIDGEPORT DIVISION

In re:	)	Chapter 11
	)	
TECHNIPOWER SYSTEMS, INC.	)	Case No. 09-52444 (AHWS)
f/k/a SOLOMON TECHNOLOGIES, INC.	)	
	)	
	)	
Debtor.	)	
	)	

DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Technipower Systems, Inc., debtor and debtor in possession, hereby proposes the following chapter 11 plan of reorganization pursuant to Section 1121(a) of the Bankruptcy Code:

ARTICLE I

DEFINITIONS AND INTERPRETATION

A. Definitions.

The following terms used herein shall have the respective meanings defined below:

1.1. ***Administrative Expense*** means any right to payment constituting a cost or expense of administration of the Reorganization Case that is Allowed under Sections 503(b), 507(a)(1), and 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtor's Estates, (b) any actual and necessary costs and expenses of operating the Debtor's business, (c) any indebtedness or obligations incurred or assumed by the Debtor in Possession during the Reorganization Case, and (d) any compensation for professional services rendered and reimbursement of expenses incurred, to the extent Allowed by Final Order under Section 330 or 503 of the Bankruptcy Code.

1.2. ***Affiliate*** has the meaning set forth in Section 101(2) of the Bankruptcy Code.

1.3. ***Allowed*** means (i) with reference to any Claim, (a) any Claim against the Debtor, which has been listed by the Debtor in its Schedules (as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1007) as liquidated in amount and not

disputed or contingent and for which no contrary proof of Claim has been filed, (b) any Claim as to which the liability of the Debtor and the amount thereof are determined by a Final Order, or (c) any Claim against the Debtor allowed pursuant to the Plan, and (ii) with reference to any Claim or Administrative Expense, (a) any Claim or Administrative Expense that is the subject of a timely filed proof of Claim or request for an Administrative Expense as to which no objection to allowance or request for estimation has been interposed on or before the applicable period of limitation fixed by Section 7.1 of the Plan or otherwise ordered by the Bankruptcy Court, or as to which any objection or request for estimation has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Administrative Expense expressly allowed under the Plan, or (c) any Claim or Administrative Expense allowed under Section 502, 503, or 1111 of the Bankruptcy Code. Unless otherwise specified in the Plan or ordered by the Bankruptcy Court, "Allowed Claim" or "Allowed Administrative Expense" shall not include interest on such Claim or Administrative Expense from and after the Petition Date.

1.4. ***Assumed Corporate Indemnities*** shall have the meaning set forth in Section 10.5 hereof.

1.5. ***Bankruptcy Code*** means title 11, United States Code, as amended from time to time, as applicable to the Reorganization Case.

1.6. ***Bankruptcy Court*** means the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, or any other court of the United States having jurisdiction over the Reorganization Case.

1.7. ***Bankruptcy Rules*** means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under Section 2075, title 28, United States Code, as amended from time to time, as applicable to the Reorganization Case, and any Local Rules of the Bankruptcy Court.

1.8. ***Business Day*** means any day other than a Saturday, a Sunday, or any other day on which banking institutions in Connecticut are required or authorized to close by law or executive order.

1.9. ***Cash*** means legal tender of the United States of America.

1.10. ***Claim*** has the meaning set forth in Section 101(5) of the Bankruptcy Code.

1.11. ***Class 2 Note*** means a new senior secured promissory note in the total amount of $847,535 with a coupon of 12% per annum, for a term of four years, with interest accrued for the first year and interest only paid monthly thereafter to maturity at which time the remaining principal and interest is due and payable in full.

1.12. ***Class 2 New Technipower Common Stock Distribution*** means sixty two and one half (62.5%) percent of the common stock in the Reorganized Debtor

1.13. ***Class 2 Newco Common Stock Distribution*** means seventy five (75%) percent of the common stock in Newco

1.14. ***Class 4 New Technipower Common Stock Distribution*** means twelve and one half (12.5%) percent common stock in Reorganized Debtor.

1.15. ***Class 4 Newco Common Stock Distribution*** means ten (10%) percent of the common stock in Newco.

1.16. ***Class 5 New Technipower Common Stock Distribution*** means twenty (20%) percent of the common stock in the Reorganized Debtor

1.17. ***Class 5 Newco Common Stock Distribution*** means fifteen (15%) percent of the common stock in Reorganized Debtor

1.18. ***Class 6 New Technipower Common Stock Distribution*** means four (4%) percent of the common stock in the Reorganized Debtor

1.19. ***Class 7 New Technipower Common Stock Distribution*** means one (1%) percent of the common stock in the Reorganized Debtor

1.20. **Confirmation Date** means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

1.21. **Confirmation Hearing** means the hearing conducted by the Bankruptcy Court pursuant to Section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.22. ***Confirmation Order*** means the order or orders of the Bankruptcy Court confirming the Plan.

1.23. ***Corporate Indemnities*** means any obligation of the Debtor pursuant to the Debtor's pre-Effective Date corporate charters, bylaws, contracts, or under any statute or common law arising at any time before the Effective Date to indemnify any former, present and future directors, officers, agents and/or employees of (i) the Debtor or (ii) any other corporation, partnership or other legal entity serving in such capacity at the Debtor's request.

1.24. ***Cure*** means the payment of Cash by the Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a default by the Debtor under an executory contract or unexpired lease of the Debtor and (ii) permit the Debtor to assume such executory contract or unexpired lease under Section 365 of the Bankruptcy Code.

1.25. ***Debtor*** means Technipower Systems, Inc.

1.26. ***Debtor in Possession*** means the Debtor in its capacity as debtor in possession in the

Reorganization Case under Sections 1107(a) and 1108 of the Bankruptcy Code.

1.27. ***Disbursing Agent*** means any entity in its capacity as a disbursing agent under Section 6.4 hereof.

1.28. ***Disclosure Statement*** means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

1.29. ***Disputed*** means, with reference to any Claim or Administrative Expense, any such Claim or Administrative Expense (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under Section 502, 503, or 1111 of the Bankruptcy Code, or (b) which has been or hereafter is listed by the Debtor on its Schedules as unliquidated, disputed, or contingent, and which has not been resolved by written agreement of the parties or a Final Order, or (c) as to which the Debtor or any other party in interest has interposed a timely objection and/or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order, or (d) which arises in connection with an executory contract which, as of the Confirmation Date, has not yet been assumed by the Debtor, and therefore such contract is deemed rejected pursuant to Section 8.1 of the Plan.

1.30. ***Disputed Class 2 and 5 Reserve*** means the reserve established pursuant to Section 6.2 of this Plan for Disputed Class 2 and 5 Claims, which reserve will be maintained in trust for holders of Disputed Class 2 and 5 Claims.

1.31. ***Effective Date*** means a Business Day selected by the Debtor, on or after the Confirmation Date, on which (a) no stay of the Confirmation Order is in effect and (b) the conditions precedent to the effectiveness of the Plan specified in Section 9.2 of the Plan shall have been satisfied or waived as provided in Section 9.3.

1.32. ***Equity Interest*** means the interest in any equity security, partnership interest or limited partnership interest, in the Debtor represented by any issued and outstanding shares of common stock or other instrument evidencing a present ownership interest in the Debtor, excluding preferred stock in the Debtor, whether or not transferable, including (a) any option, warrant, call, subscription, or other right, contractual or otherwise, to acquire any such interest and any redemption, conversion, exchange, voting participation, dividend rights, and liquidation preferences relating to any such equity security, and (b) all rights, interests, and Claims (including Claims for fraud, misrepresentation, rescission, reimbursement, contribution, or damages) arising under or in connection with (i) all agreements, including stockholder agreements and management agreements, entered into by the Debtor in connection with the issuance of such security or (ii) the purchase or sale of such security.

1.33. ***Estate*** means the estate of the Debtor as created under Section 541 of the Bankruptcy

Code.

1.34. ***Face Amount*** means either (i) the full stated amount claimed by the holder of such Claim in any proof of Claim filed by the bar date established by the Bankruptcy Court or otherwise deemed timely filed under applicable law, if the proof of Claim specifies only a liquidated amount; or (ii) the amount of the Claim (a) acknowledged by the Debtor or Reorganized Debtor in any objection to such Claim or in the Schedules as an undisputed, noncontingent and liquidated Claim, (b) estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code, or (c) proposed by the Debtor or established by the Reorganized Debtor following the Effective Date, if no proof of Claim has been filed by the bar date or has otherwise been deemed timely filed under applicable law or if the proof of Claim specifies an unliquidated amount.

1.35. ***Federal Judgment Rate*** means the rate equal to the weekly average one-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the calendar week preceding the Effective Date and identified at http://www.federalreserve.gov/releases/h15/current/.

1.36. ***Final Order*** means an order or judgment of a court of competent jurisdiction, which has been entered on the docket maintained by the clerk of such court, and which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

1.37. ***General Unsecured Claim*** means any Claim that arose or accrued prior to the Petition Date that is not an Administrative Expense, Priority Tax Claim, Priority Non-Tax Claim, or Secured Claim, and also including, without limitation, Claims arising from the rejection of an unexpired lease or executory contract and secured claims deemed to be unsecured under section 506 of the Bankruptcy Code pursuant to the Plan or other Final Order of the Bankruptcy Court.

1.38. ***Indemnified Person*** means any directors, officers or employees of the Debtor who were directors, officers or employees of the Debtor before, on, or after the Effective Date.

1.39. ***Insider*** has the meaning set forth in Section 101(2) of the Bankruptcy Code.

1.40. ***Jezebel*** means Jezebel Management Corporation, a corporation organized under the laws of Florida.

1.41. ***Jezebel Secured Claims*** means all secured Claims against the Debtor held by Jezebel, whether arising under the Prepetition Senior Loan Agreement or otherwise.

1.42. ***Lien*** has the meaning set forth in Section 101(37) of the Bankruptcy Code.

1.43. ***Newco*** means ____________________, a corporation organized under the laws of Delaware.

1.44. ***Newco Common Stock*** means the shares of Newco to be issued pursuant to Section 5.2 of the Plan, substantially in the form set forth in the Plan Supplement.

1.45. ***New Technipower Common Stock*** means the shares of the Reorganized Debtor to be issued pursuant Section 5.2 of the Plan, substantially in the form set forth in the Plan Supplement.

1.46. ***New Working Capital Facility*** means the senior secured line of credit to be obtained by Newco on the Effective Date, and all notes, guaranties, pledges, security agreements, and other agreements and documents to be given or issued pursuant thereto or in connection therewith, substantially in the form set forth in the Plan Supplement.

1.47. ***Person*** means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof, or any other form of legal entity.

1.48. ***Petition Date*** means December 2, 2009, the date on which the Debtor commenced its Reorganization Case.

1.49. ***Plan*** means this Plan of Reorganization, including, without limitation, the Plan Supplement, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.50. ***Plan Supplement*** means the supplement to the Plan, containing certain documents relevant to the implementation of this Plan, including, but not limited to the lists of the initial members of the Boards of the Reorganized Debtor and the lists of the initial officers of the Reorganized Debtor. The Plan Supplement and the documents contained therein shall be in form, scope, and substance, satisfactory to the Debtor shall be filed with the Bankruptcy Court no later than ten (10) Business Days before the deadline for voting to accept or reject the Plan, provided that the documents included therein may thereafter be amended and supplemented prior to execution.

1.51. ***Preferred Stock*** means preferred stock in the Debtor.

1.52. ***Prepetition Senior Loan Agreements*** means that certain Amended and Restated Security Agreement, dated as of March 16, 2005, by and among the Debtor and Woodlaken, LLC, Jezebel, and other investors listed therein, including any and all amendments and restatements thereto, and those certain Senior Secured Promissory Notes issued by the Debtor in connection therewith, and all other agreements, instruments, or documents executed by the Debtor in relation thereto, as the same may have been further amended or modified from time to time prior to the Petition Date.

1.53. ***Prepetition Senior Secured Claim*** means the obligations arising from the Prepetition Senior Loan Agreements.

1.54. ***Priority Non-Tax Claim*** means any unsecured Claim entitled to priority in payment as specified in Section 507(a)(2), (3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

1.55. ***Priority Tax Claim*** means any unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.56. ***Ratable Proportion*** means, with reference to any distribution on account of any Allowed Claim in any class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of Allowed Claims (plus Disputed Claims until disallowed) in the same class, as applicable.

1.57. ***Releasee*** means each of (a) the officers and directors of Debtor holding office prior to the Effective Date of the Plan, (b) all other Insiders of the Debtor, (c) Jezebel, and (d) each of their respective Representatives and Affiliates.

1.58. ***Reorganization Case*** means the case commenced by the Debtor in the Bankruptcy Court on the Petition Date under chapter 11 of the Bankruptcy Code.

1.59. ***Reorganized Debtor*** means the Debtor on and after the Effective Date.

1.60. ***Reorganized Technipower*** means Technipower, a corporation organized under Delaware law, on and after the Effective Date.

1.61. ***Representatives*** means, with respect to any particular Person or entity, such Person or entity's officers, directors, employees, members, partners, principals, managers, officers, directors, agents, employees, advisors (including any attorneys, financial advisors, investment bankers, and other professionals retained by such Persons or entities), and representatives.

1.62. ***Sale and Settlement Agreement*** means the sale and settlement agreement with Jezebel attached to the Plan as Exhibit A and incorporated by reference herein.

1.63. ***Schedules*** means the schedules of assets and liabilities and the statements of financial

affairs filed by the Debtor under Section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms, as such schedules and statements have been or may be supplemented or amended through the Confirmation Date pursuant to Bankruptcy Rule 1007.

1.64. ***Secured Claim*** means any secured Claim relating to the Prepetition Senior Secured Claim, other than the Jezebel Secured Claims.

1.65. ***Subordinate Secured Claims*** means the secured claims held by Truk International Fund LP, Truk Opportunity Fund LLC, Shelter Island Opportunity Fund LLC and BridgePointe Master Fund Ltd.

1.66. ***Tax Code*** means the Internal Revenue Code of 1986, as amended.

1.67. ***Technipower*** means Technnipower Systems, Inc. f/k/a Solomon Technologies, Inc., a Delaware corporation.

1.68. ***Undersecured Secured Creditors*** mean Truk International Fund LP, Truk Opportunity Fund LLC, Shelter Island Opportunity Fund LLC and BridgePointe Master Fund Ltd. as holders of a second position security interest against the Debtor's assets. The Debtor asserts that these claims are unsecured claims within the meaning of section 506 of the Bankruptcy Code and, in addition to and not diluted by the treated provided for in Class 4, are treated under the Plan of Reorganization in Class 5 as General Unsecured Claims in the amount of approximately $2,282,311.71.

1.69. ***U.S. Trustee*** means the United States Trustee appointed under Section 581, title 28, United States Code to serve in the District of Connecticut.

1.70. ***Voting Agent*** means Zeisler & Zeisler, PC, in its capacity as voting agent.

B. Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

ARTICLE II

PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

2.1 ***Administrative Expenses.***

(a) Except to the extent that a holder of an Allowed Administrative Expense agrees to a less favorable treatment, and except as provided in this Section 2.1 of the Plan, on the Effective Date, the Reorganized Debtor shall pay Cash in an amount equal to such Allowed Administrative Expense to each holder of an Allowed Administrative Expense; provided, however, that Allowed Administrative Expenses representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in Possession, shall be assumed and paid by the Reorganized Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

ALL REQUESTS FOR PAYMENT OF ADMINISTRATIVE EXPENSES UNDER SECTIONS 503(B), 507(A)(1), AND 507(B) OF THE BANKRUPTCY CODE MUST BE FILED ON OR BEFORE THIRTY (30) DAYS AFTER THE EFFECTIVE DATE, OR SUCH ADMINISTRATIVE EXPENSES SHALL BE DISALLOWED AND FOREVER BARRED AND PRECLUDED.

(b) All entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under Sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file, on or before the deadline specified in the Confirmation Order, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (A) upon the later of (1) the Effective Date and (2) the date on which the order Allowing such Administrative Expense becomes a Final Order or (B) upon such other terms as may be mutually agreed upon by such holder and the Reorganized Debtor. The Reorganized Debtor is authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

ALL APPLICATIONS FOR COMPENSATION FOR SERVICES RENDERED OR REIMBURSEMENT OF EXPENSES INCURRED THROUGH AND INCLUDING THE EFFECTIVE DATE UNDER SECTIONS 502(B)(2), 503(B)(3), 503(B)(4), OR 503(B)(5) OF THE BANKRUPTCY CODE, AND ALL APPLICATIONS FOR REIMBURSEMENT OF EXPENSES INCURRED BY MEMBERS OF THE COMMITTEE MUST BE FILED ON OR BEFORE THIRTY (30) DAYS AFTER THE EFFECTIVE DATE, OR SUCH ADMINISTRATIVE EXPENSES SHALL BE DISALLOWED AND FOREVER BARRED

AND PRECLUDED.

2.2 ***Priority Tax Claims.***

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtor or the Reorganized Debtor, (i) on the Effective Date, Cash in an amount equal to such Allowed Priority Tax Claim or (ii) commencing on the Effective Date and continuing over a period not exceeding five (5) years after the date of assessment of such Allowed Priority Tax Claim, Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the Federal Judgment Rate or such other amount as determined by the Bankruptcy Court in the Confirmation Order, subject to the sole option of the Debtor or Reorganized Debtor to prepay the entire amount of the Allowed Priority Tax Claim without penalty. All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS, IMPAIRMENT, AND VOTING

The categories of Claims and Equity Interests listed below, other than Administrative Expenses and Priority Tax Claims, are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as follows:

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Not Impaired	No
Class 2	Secured Claims (other than the Jezebel Secured Claims)	Impaired	Yes
Class 3	Jezebel Secured Claims	Impaired	Yes
Class 4	Subordinate Secured Claims	Impaired	Yes
Class 5	General Unsecured Secured Claims	Impaired	Yes
Class 6	Preferred Stock Interests	Impaired	Yes
Class 7	Equity Interests, excluding Preferred Stock Interests	Impaired	Deemed to Reject

ARTICLE IV

PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS

All Claims and Equity Interests shall receive the treatment set forth below.

4.1 ***Priority Non-Tax Claims (Class 1)***

With respect to any Allowed Priority Non-Tax Claims not paid pursuant to prior Bankruptcy Court order, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment, each Allowed Priority Non-Tax Claim shall be paid in full, in Cash, on the Effective Date. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof from Available Cash. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Priority Non-Tax Claims.

4.2 ***Secured Claims (Class 2)***

On the Effective Date, (i) the Secured Claims shall be Allowed in full in the amount of the outstanding loans, interest, and fees in the approximate amount of $1,749,807.67 and (ii) except to the extent that a holder of an Allowed Secured Claim agrees to a less favorable treatment, each holder of an Allowed Secured Claim shall receive its Ratable Portion of the Class 2 Note and its Ratable Proportion of the Class 2 New Technipower Common Stock Distribution and the Class 2 Newco Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Secured Claims. Pursuant to the Sale and Settlement Agreement, Coady Family LLC shall receive no distribution from the Debtor.

4.3 ***Jezebel Secured Claims (Class 3)***

On the Effective Date, Jezebel, its affiliates and assigns, will release the Debtor from all Jezebel Secured Claims in return for the considerations set forth in the Sale and Settlement Agreement. In the event of a conflict between this Plan and the Sale and Settlement Agreement, the Sale and Settlement Agreement will control.

4.4 ***Subordinate Secured Claims (Class 4)***

On the Effective Date, each holder of an Allowed Subordinate Secured Claim, shall receive its Ratable Portion of the Class 4 New Technipower Stock Distribution and the Class 4 Newco Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligation to holders of Subordinated Secured Claims, except for the obligations to said holders as holders of claims in Class 5 in the unsecured amount of approximately $2,282,311.71.

4.4 ***General Unsecured Claims (Class 5)***

On the Effective Date, except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, each holder of an Allowed General Unsecured Claim shall

receive its Ratable Proportion of the Class 4 New Technipower Common Stock Distribution and the Class 4 Newco Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Unsecured Claims.

4.5 ***Preferred Stock Interests (Class 6)***

On the Effective Date, except to the extent that a holder of an Allowed Preferred Stock Interest agrees to a less favorable treatment, each holder of an Allowed Preferred Stock Interest shall receive its Ratable Proportion of the Class 5 New Technipower Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Preferred Stock Interests.

4.6 ***Equity Interests (Class 7)***

On the Effective Date, except to the extent that a holder of an Allowed Equity Interest agrees to a less favorable treatment, each holder of an Allowed Equity Interest shall receive its Ratable Proportion of the Class 6 New Technipower Common Stock Distribution. Such distributions

shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Equity Interests.

4.5 ***Nonconsensual Confirmation***

If any impaired class of Claims or Interests entitled to vote shall not accept the Plan by the requisite majority provided in Section 1126(c) of the Bankruptcy Code, the Debtor reserves the right to amend the Plan or undertake to have the Bankruptcy Court confirm the Plan under Section 1129(b) of the Bankruptcy Code or both.

ARTICLE V

MEANS OF IMPLEMENTATION

5.1 ***Incurrence of New Indebtedness.***

Effective on the Effective Date, Newco is authorized to enter into the New Working Capital Facility and to incur the indebtedness and obligations thereunder without the need for any further corporate action and without any further action by holders of Claims or Equity Interests.

5.2 ***Issuance of New Technipower Common Stock and Newco Common Stock.***

Effective on the Effective Date, the issuance by Reorganized Technipower and Newco of the New Technipower Common Stock and the Newco Common Stock to the holders of Claim and/or Interests is hereby authorized without the need for any further corporate action and without any further action by the holders of Claims and Interests

5.3 ***Approval of Sale and Settlement Agreement with Jezebel and Transfer of all Membership Units in Technipower LLC***

On the Effective Date, the Sale and Settlement Agreement is approved and the transfer of all the Debtor's membership units in Technipower LLC to Jezebel or its designee (in accordance with the terms of and subject to the conditions set forth in the Sale and Settlement Agreement) is hereby authorized without the need for any further corporate action, action by the holders of Claims and Interests or an additional order of the Bankruptcy Court or any other court having jurisdiction over this matter.

5.4 ***Approval of Transfer of Debtor's Assets to Newco***

Effective on the Effective Date, the Reorganized Debtor is authorized to transfer all of its assets, except 1) its membership units in Technipower, LLC, to Newco, which will be transferred pursuant to the Sale and Settlement Agreement and 2) its chose in action styled Solomon Technologies, Inc. v Toyota Motor Corporation, et al, Case No. 8:05-cv-1702, pending in the

United States District Court for the Middle District of Florida at Tampa (the "Action"), the patent that is at issue in the Action, US Patent #5,067,932, and all other claims related to or arising from the Action, which assets will be retained by the Reorganized Debtor.

5.5 Intentionally Deleted.

5.6 ***Exemption from Securities Laws.***

The issuance of the New Technipower Common Stock and the Newco Common Stock (to the extent such interests constitute "securities") pursuant to the Plan shall be exempt from any securities laws registration requirements to the fullest extent permitted by Section 1145 of the Bankruptcy Code.

5.7 ***Exemption from Transfer Taxes.***

Pursuant to Section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the Reorganized Debtor Common Stock, any merger agreements, or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, including, without limitation, the Sale and Settlement Agreement, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

5.8 ***Expedited Tax Determination.***

The Debtor and the Reorganized Debtor are authorized to request an expedited determination of taxes under Section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtor for any and all taxable periods (or portions thereof) ending after the Petition Date through, and including, the Effective Date.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1 ***Date of Distributions.***

Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon as practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the

performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.2 *Distributions Concerning Disputed Class 2 and 5 Claims.*

Disputed Claims Reserve. From and after the Effective Date, all Cash and/or New Technipower and Newco Common Stock to be distributed on account of any Disputed Class 2 or 5 Claim: (a) will be maintained by and in the name of the Disbursing Agent in the Disputed Class 2 or 5 Claim Reserve, and will be held in trust pending distribution by the Disbursing Agent for the benefit of the holders of such Claims, (b) will be accounted for separately and (c) will not constitute property of the Reorganized Debtor except as provided in Section 7.3 of this Plan. The Disbursing Agent will invest any Cash in a manner consistent with Reorganized Debtor's investment and deposit guidelines.

Reserved Amount. The amount of Cash and/or shares of common stock to be placed in the Disputed Class 2 and 5 Claim Reserve, as applicable, shall be calculated as if each Disputed Claim were an Allowed Claim in its Face Amount, such that the reserved distribution shall include the aggregate Ratable Proportion of Cash and/or shares of common stock that such Disputed Claims would receive if they were Allowed in their Face Amount.

Recourse. Each holder of a Disputed Class 2 or 5 Claim will have recourse only to the undistributed Cash and/or common stock held in the Disputed Class 2 and 5 Claims Reserve.

6.3 *Distribution Record Date.*

The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent will have no obligation to recognize the transfer or sale of any Allowed Claim that occurs after the close of business on the Distribution Record Date.

6.4 *Disbursing Agent.*

All distributions under the Plan shall be made by the Reorganized Debtor as Disbursing Agent or such other entity designated by the Reorganized Debtor as a Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor.

6.5 ***Rights and Powers of Disbursing Agent.***

Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor.

6.6 ***Delivery of Distributions.***

Last Known Address. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtor or its agents, as applicable, unless the Debtor or Reorganized Debtor has been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim or interest by such holder that contains an address for such holder different from the address reflected for such holder on the Schedules. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use commercially reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

Distributions for Allowed Secured Claims. Distributions required under the Plan to holders of Allowed Secured Claims in Class 2 shall be made as set forth in the Pre Petition Senior Loan Agreements.

6.7 ***Manner of Payment.***

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.8 ***Setoffs and Recoupment.***

The Debtor may, but shall not be required to, set off against, or recoup from, any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such claim it may have against such claimant.

6.9 ***Allocation of Plan Distributions Between Principal and Interest.***

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

ARTICLE VII

PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION

7.1 ***Objections.***

Except as otherwise provided herein, as of the Effective Date, objections to, and requests for estimation of, Claims and Administrative Expenses may be interposed and prosecuted only by the Reorganized Debtor. Such objections and requests for estimation shall be served on the respective claimant and filed with the Bankruptcy Court on or before the latest of (a) ninety (90) days after the Effective Date, (b) ninety (90) days after a proof of Claim has been filed with the Bankruptcy Court, (c) sixty (60) days after an application for allowance of an Administrative Expense has been filed with the Bankruptcy Court in the Reorganization Case, or (d) with respect to certain Claims identified prior to the Confirmation Date by the Debtor such other date as may be fixed by the Bankruptcy Court.

7.2 ***No Distributions Pending Allowance.***

Notwithstanding any other provision hereof, if any portion of a Claim or Administrative Expense is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim or Administrative Expense unless and until such Disputed Claim or Disputed Administrative Expense becomes Allowed.

7.3 ***Distributions After Allowance.***

To the extent that a Disputed Claim or Disputed Administrative Expense ultimately becomes an Allowed Claim or Allowed Administrative Expense, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Administrative Expense in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Administrative Expense becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Administrative Expense the distribution (if any) to which such holder is entitled to receive under the Plan. Any amounts or shares that remain in any the Disputed Class 2 and 5 Claims Reserve following resolution and payment of all Disputed Class 2 and 5 Claims shall be the property of the Reorganized Debtor.

ARTICLE VIII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1 ***Treatment.***

Except as otherwise provided herein, in the Confirmation Order or in any contract, instrument, release, indenture, or other agreement, or document entered into in connection with the Plan, as of the Effective Date, the Debtor shall be deemed to have rejected each executory contract and unexpired lease to which they are a party, unless such contract or lease (a) was previously assumed or rejected by the Debtor, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of a motion to assume filed on or before the Confirmation Date, or (d) is set forth in the Plan Supplement, as an executory contract or unexpired lease to be assumed. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

8.2 ***Assumption.***

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights *in rem* related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

8.3 *Cure Payments.*

Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under Section 365(b)(1) of the Bankruptcy Code, by the Debtor. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

8.4 *Rejection Damages Claims.*

Proofs of all Claims arising out of the rejection of executory contracts and unexpired leases pursuant to the Plan must be filed with the Bankruptcy Court, with proper supporting documentation detailing the calculation of such claim, and served upon the Debtor and its counsel not later than thirty (30) days after the earlier of (a) the date on which notice of the occurrence of the Effective Date has been served and (b) the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the Debtor, its Estate, the Reorganized Debtor, Newco, and their respective properties and interests.

8.5 *Compensation and Benefit Plans*

Except and to the extent previously assumed pursuant to an order of the Bankruptcy Court entered on or before the Confirmation Date, and subject to the following sentence, all employee compensation and Benefit Plans of the Debtor, and programs subject to Sections 1113, 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, will be deemed to be, and will be treated as if they were executory contracts that are rejected under the Plan.

ARTICLE IX

CONDITIONS PRECEDENT TO CONSUMMATION DATE

9.1 *Conditions Precedent to Confirmation.*

The Plan shall not be confirmed unless and until the following conditions have been satisfied or waived in accordance with Article IX of this Plan:

(a) The Confirmation Order, in form and substance satisfactory to the Debtor and Jezebel, has been entered on the docket maintained by the Clerk of the Bankruptcy Court; and

(b) The Plan, all exhibits thereto, and the Confirmation Order are acceptable in form and substance to the Debtor, Jezebel, Truk International Fund LP, Truk Opportunity Fund LLC and Shelter Island Opportunity Fund LLC.

9.2 ***Conditions Precedent to Effectiveness.***

The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions are satisfied in full or waived in accordance with Article IX of this Plan:

(a) The Confirmation Order is a Final Order;

(b) All actions and all agreements, instruments, or other documents necessary to implement the terms and provisions of the Plan, including those actions identified in Article V of the Plan, are effected or executed and delivered, as applicable, in form and substance satisfactory to the Debtor; and

(c) All authorizations, consents, and regulatory approvals, if any, required by the Debtor in connection with the consummation of the Plan are obtained and not revoked.

9.3 ***Waiver of Conditions.***

Each of the conditions precedent in Sections 9.1 and 9.2 hereof may be waived, in whole or in part, by the Debtor with the consent of Jezebel, which consent shall not be unreasonably withheld or delayed. Any such waivers may be effectuated at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action.

9.4 ***Satisfaction of Conditions.***

Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Debtor determines that one of the conditions precedent set forth in Section 9.2 hereof cannot be satisfied and the occurrence of such condition is not waived or cannot be waived, then the Debtor shall file a notice of the failure of the Effective Date with the Bankruptcy Court and the Confirmation Order may be vacated by the Bankruptcy Court. If the Confirmation Order is vacated pursuant to this Section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims against the Debtor or the allowance of any Administrative Expense or Claim as an Allowed Claim.

9.5 ***Effect of Nonoccurrence of Conditions.***

If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived on or before sixty (60) days from the Confirmation Date, the

Confirmation Order may be vacated by the Bankruptcy Court. If the Confirmation Order is so vacated, the Plan and the Sale and Settlement Agreement shall be null and void in all respects, and nothing contained in the Plan or in the Sale and Settlement Agreement shall constitute a waiver or release of any Claims against the Debtor or the Allowance of any Administrative Expense or Claim.

ARTICLE X

EFFECT OF CONFIRMATION

10.1 ***Revesting of Assets.***

On the Effective Date, the Debtor, its property and interests in property, and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and all property of the Estate of the Debtor, including any pre-paid expenses and deposits with vendors, shall vest in the Reorganized Debtor. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

10.2 ***Binding Effect.***

Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtor and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan, whether or not such holder has accepted the Plan, and whether or not such holder is entitled to a distribution under the Plan.

10.3 ***Discharge of Debtor.***

Except to the extent otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the treatment of all Claims against or Equity Interests in the Debtor hereunder shall be in exchange for and in complete satisfaction, discharge, and release of all debts of, Claims against, and Equity Interests in, the Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its Estate, the Reorganized Debtor, or its properties or interests in property. Except as otherwise provided herein or in the Confirmation Order, upon the Effective Date, all Claims against and Equity Interests in the Debtor shall be satisfied, discharged and released in full exchange for the consideration, if any, provided hereunder. Except as otherwise provided herein or in the Confirmation Order, all entities shall be precluded from asserting against the Debtor or the Reorganized Debtor or their respective properties or interests in property, any other Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

10.4 *Term of Injunctions or Stays.*

(a) Except as otherwise expressly provided herein or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims or Equity Interests will be permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against the Debtor or Reorganized Debtor or Newco, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtor or Reorganized Debtor or Newco with respect to such Claim or Equity Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor or Reorganized Debtor or Newco or against the property or interests in property of the Debtor or Reorganized Debtor or Newco with respect to such Claim or Equity Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due to the Debtor or Reorganized Debtor or Newco or against the property or interests in property of the Debtor or Reorganized Debtor or Newco, with respect to such Claim or Equity Interest.

Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Reorganization Case under Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

10.5 *Indemnification Obligations.*

The Debtor's obligations under the Corporate Indemnities to indemnify any Indemnified Person with respect to Claims arising prior to the Effective Date will be deemed and treated as executory contracts that are assumed by the Reorganized Debtor and Newco, pursuant to the Plan and Sections 365 and 1123(b) of the Bankruptcy Code as of the Effective Date and the occurrence of the Effective Date shall be the only condition necessary to such assumption and all requirements for Cure and/or adequate assurance of future performance under Section 365 for such assumption shall be deemed satisfied (the "Assumed Corporate Indemnities").

10.6 *Exculpation.*

AS OF THE CONFIRMATION DATE, THE DEBTOR AND ITS REPRESENTATIVES SHALL BE DEEMED TO HAVE SOLICITED ACCEPTANCES OF THIS PLAN OF REORGANIZATION IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND THE BANKRUPTCY RULES. THE DEBTOR, THE REORGANIZED DEBTOR, THE DISBURSING AGENT, THE RELEASEES AND EACH OF THEIR RESPECTIVE REPRESENTATIVES SHALL HAVE NO LIABILITY TO ANY HOLDER OF ANY CLAIM OR EQUITY INTEREST OR ANY OTHER PERSON FOR ANY ACT OR OMISSION TAKEN OR NOT TAKEN IN GOOD FAITH IN CONNECTION WITH, OR ARISING OUT OF, THE REORGANIZATION CASE, THE

DISCLOSURE STATEMENT, THE PLAN, THE SOLICITATION OF VOTES FOR AND THE PURSUIT OF CONFIRMATION OF THE PLAN, THE OFFER AND ISSUANCE OF ANY SECURITIES UNDER THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL ORDER AND, IN ALL RESPECTS, SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN.

10.7 ***Releases***

FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING, BUT NOT LIMITED TO, THE DISTRIBUTIONS TO BE MADE UNDER THE PLAN, THE ACCEPTANCE OF THE TERMS HEREOF AND THE EFFORTS OF EACH RELEASEE AND THEIR RESPECTIVE REPRESENTATIVES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTOR AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, ON THE EFFECTIVE DATE, EACH RELEASEE IS HEREBY CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED BY THE DEBTOR, ITS ESTATE AND ITS REPRESENTATIVES FROM ANY AND ALL CLAIMS, DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, CAUSES OF ACTIONS, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, DIRECTLY OR INDIRECTLY ARISING FROM OR RELATED TO THE DEBTOR, EXISTING AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, OR OTHERWISE, THAT THE DEBTOR HELD, HOLDS OR MAY HOLD OR THAT ANY CREDITORS OF THE DEBTOR, ANY PERSONS WHO HAVE HELD, HOLD OR MAY HOLD ANY CLAIM OR EQUITY INTEREST, OR ANY OTHER PERSON WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF THE DEBTOR OR ITS ESTATE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR ANY OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, INCLUDING WITHOUT LIMITATION, CLAIMS, ACTIONS, AND CAUSES OF ACTION ARISING FROM ACTIONS TAKEN OR NOT TAKEN IN GOOD FAITH IN CONNECTION WITH THE REORGANIZATION CASE OR THE PLAN OF THE DEBTOR AND OTHER TRANSACTIONS CONTEMPLATED BY THIS PLAN; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE DEEMED TO RELEASE (I) ANY RIGHTS, CLAIMS, OR INTERESTS THAT ANY SUCH PARTY MAY BE RECEIVING OR RETAINING PURSUANT TO THE PLAN OR THE SALE AND SETTLEMENT AGREEMENT ON OR AFTER THE EFFECTIVE DATE OR (II) ANY CLAIMS ARISING OUT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.8 ***Releases by Holders of Claims and Interests***

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN ON OR AFTER THE EFFECTIVE

DATE, HOLDERS OF CLAIMS AND INTERESTS SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED THE RELEASEES FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY DERIVATIVE CLAIMS ASSERTED ON BEHALF OF THE DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH PERSON WOULD HAVE BEEN ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTOR, THE DEBTOR'S RESTRUCTURING, A TRANSACTION CONTEMPLATED UNDER THIS PLAN, THE DEBTOR'S REORGANIZATION CASE, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTOR, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASEE, THE RESTRUCTURING OF CLAIMS OR INTERESTS PRIOR TO OR IN THE REORGANIZATION CASE, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN AND DISCLOSURE STATEMENT, OR RELATED AGREEMENTS OR OTHER DOCUMENTS, INSTRUMENTS, OR RELATED AGREEMENTS OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN IS INTENDED TO OPERATE AS A RELEASE OF ANY POTENTIAL CLAIMS BASED UPON GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED FURTHER, HOWEVER, THAT, TO THE EXTENT AND ONLY TO THE EXTENT REQUIRED BY THE LAWS OF THE UNITED STATES, INCLUDING THE BANKRUPTCY CODE, OR ANY APPLICABLE LAW OF ANY DOMESTIC STATE, CITY, OR MUNICIPALITY, THIS SECTION SHALL NOT RELEASE ANY RELEASEE FROM ANY CAUSE OF ACTION HELD BY A GOVERNMENTAL UNIT EXISTING AS OF THE EFFECTIVE DATE BASED ON (I) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY, OR MUNICIPAL TAX CODE; (II) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY; (III) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY; OR (IV) THE SECURITIES LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY.

ARTICLE XI

RETENTION OF JURISDICTION

11.1 ***Bankruptcy Court Jurisdiction***

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims and Administrative Expenses resulting therefrom;

b) To determine any and all adversary proceedings, applications, and contested matters that are pending on the Effective Date;

c) To ensure that distributions to holders of Allowed Administrative Expenses and Allowed Claims are accomplished as provided herein;

d) To hear and determine any timely objections to, or requests for estimation of, Administrative Expenses or proofs of claims, including, without limitation, any objections to the classification of any Administrative Expense, Claim or Equity Interest, and to allow or disallow any Disputed Administrative Expense or Disputed Claim, in whole or in part;

e) To resolve disputes as to the ownership of any Administrative Expense, Claim or Equity Interest;

f) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

g) To issue such orders in aid of execution of the Plan, to the extent authorized by Section 1142 of the Bankruptcy Code;

h) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

i) To hear and determine all applications of retained professionals under Sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

j) To hear and determine disputes or issues arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, any agreement, instrument, or other document governing or relating to any of the foregoing, or any settlement approved by the Bankruptcy Court, including and disputes between Newco and holders of Claims and/or Interests;

k) To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtor prior to the Effective Date, or request by the Reorganized Debtor after the Effective Date, for an expedited determination of tax under Section 505(b) of the Bankruptcy Code);

l) To hear any other matter not inconsistent with the Bankruptcy Code;

m) To hear and determine all disputes involving the existence, scope, and nature of the discharges, releases and injunctions granted under the Plan, the Confirmation Order, or the Bankruptcy Code;

n) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan; and

o) To enter a final decree closing the Reorganization Case.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 ***Payment of Statutory Fees.***

All fees payable under Section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

12.2 ***Modification of Plan.***

The Plan may be modified by the Debtor in accordance with Section 1127 of the Bankruptcy Code.

12.3 ***Revocation of Plan.***

The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

12.4 **Severability of Plan Provisions.**

In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

12.5 ***Governing Law.***

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut without giving effect to the principles of conflict of laws.

12.6 ***Compliance with Tax Requirements.***

In connection with the consummation of the Plan, any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

12.7 *Notices.*

All notices, requests, and demands to or upon the Debtor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Technipower Systems, Inc.
Attn: Peter W. DeVecchis, Jr.
Title: President
14 Commerce Drive
Danbury, Connecticut 06810
Telephone: (727) 859-4447
Telecopier: (203)

- and –

Zeisler & Zeisler P.C.
Attn: James Berman, Esq.
558 Clinton Avenue
Bridgeport, CT 06605
Telephone: (203) 368-4234
Telecopier: (203) 367-9678

12.8 *Filing or Execution of Additional Documents.*

On or before the Effective Date, and without the need for any further order or authority, the Debtor or Reorganized Debtor shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to them as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated: September 13, 2010

Respectfully submitted,

TECHNIPOWER SYSTEMS, INC.

By: */s/Peter W. DeVecchis, Jr.*
Name: Peter W. DeVecchis, Jr.
Title: President